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Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 3rd QUARTER SALES AND EARNINGS
Net Sales Increase 16%, E.P.S. Up 18% Versus Prior Year

        GREENWICH, CT, USA, December 4, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles, home fragrance and giftware industry, reported today that third quarter Net Sales increased 16% to $362.2 million from $313.3 million for the third quarter of last year. Operating Profit increased 16% to $52.0 million for the third quarter compared to $45.0 million in the prior year period. Net Earnings for the third quarter were $30.5 million versus $25.9 million a year earlier, an increase of 18%. Diluted Net Earnings Per Share for the third quarter were $0.65 compared to $0.55 for the same period last year, an increase of 18%.

        Net sales for the nine months ended October 31, 2002 increased 11% to $908.1 million from $816.4 million reported for the same period a year ago. Operating profit for the first nine months was $116.5 million versus $94.6 million for the same period last year, an increase of 23%. Net earnings for the first nine months increased 14% to $62.1 million, compared to $54.4 million for the prior year period. Diluted Net Earnings Per Share were $1.33 compared to $1.15 for last year's first nine months. Excluding the impact of the goodwill impairment charge taken in the first quarter of fiscal year 2003 due to a change in accounting principle effected by SFAS 142, Diluted Net Earnings Per Share for the first nine months of fiscal year 2003 were $1.43.

        Blyth's third quarter sales, which were up 8% before the inclusion of CBK, Ltd. LLC, a premium home decor company that Blyth acquired in May, were influenced by several factors. In the direct selling channel, PartyLite's worldwide sales increased 9% versus last year, building on the strength of new products and catalogs, as well as increases in independent sales consultants, which are at a worldwide record high. Second, Blyth's worldwide candle and home fragrance sales increased 7% on the strengths of the North American and European mass channel businesses, while flat sales were reported in the Company's North American and European premium channels. Also in the Candles and Home Fragrance segment, The Sterno Group had very strong third quarter sales, which increased 17% versus the same period last year. Lastly, in the Creative Expressions segment, solid organic sales growth was seen in the premium channel, which more than offset a slight sales decline at JMC Impact, Blyth's mass channel Creative Expressions business.

        Robert B. Goergen, Blyth's Chairman of the Board and CEO, commented, "We are very pleased to report strong third quarter results even as retailers across Blyth's major markets remain very cautious in the face of unsettling world events and economic uncertainty. Across the board, Blyth's management teams remained focused on innovative new product development, as well as inventory and credit risk management. The current economic realities of the markets in which we compete have brought renewed importance to everyday blocking and tackling, and to our objective of making improvements in small, measurable steps."

        On a segment basis, Net Sales in the Candles and Home Fragrance segment were $267.9 million for the third quarter, compared to $244.3 million in the prior year period, an increase of 10%. Operating profit for this segment increased 12% for the third quarter to $32.0 million, compared to $28.6 million in last year's third quarter. Net sales in the Creative Expressions segment increased 37% for the third quarter to $94.3 million versus $69.0 million for the same period last year, largely attributable to the inclusion of CBK. Operating income in this segment was $19.9 million for the third quarter compared to $16.5 million in the prior year period. The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

        Management will conduct a conference call today at 11 a.m. (eastern), which will be broadcast live over the Internet, at www.blythinc.com. The call will be archived on Blyth's website.

        Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate's™ and Carolina® brands, in the mass retail channel under the Florasense®, Ambria® and FilterMate® brands and to the Foodservice industry under the Ambria®, Sterno® and HandyFuel® brand names. In Europe, its products are also sold under the Gies, Ambria, Carolina, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including home décor and giftware products under the CBK™ brand, seasonal products under the Midwest of Cannon Falls® and JMC Impact™ brands, and paper-related products under the Jeanmarie® brand.

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2002.

###

BLYTH, INC.
Consolidated Statement of Earnings
(In thousands except per share data)
(Unaudited)

	Three Months Ended October 31, 2002	Three Months Ended October 31, 2001	Nine Months Ended October 31, 2002	Nine Months Ended October 31, 2001
Net sales	$362,181	$313,338	$908,098	$816,449
Cost of goods sold	189,694	160,498	453,271	412,136

Gross profit	172,487	152,840	454,827	404,313
Selling	89,316	81,739	252,958	233,763
Administrative	31,197	24,739	85,330	72,555
Amortization of goodwill	—	1,345	—	3,356

	120,513	107,823	338,288	309,674

Operating profit	51,974	45,017	116,539	94,639

Other expense (income)
Interest expense	3,576	4,139	11,146	12,173
Interest income and other	(58)	(585)	(753)	(4,640)
Equity in earnings of investee	(70)	268	120	443

	3,448	3,822	10,513	7,976

Earnings before income taxes and cumulative effect of change in accounting principle	48,526	41,195	106,026	86,663
Income tax expense	18,052	15,324	39,442	32,238

Earnings before cumulative effect of change in accounting principle	30,474	25,871	66,584	54,425
Cumulative effect of change in accounting principle, net of taxes of $2,887	—	—	(4,515)	—

Net Earnings	$30,474	$25,871	$62,069	$54,425

Basic:
Earnings per common share before cumulative effect of change in accounting principle	$0.66	$0.55	$1.44	$1.16
Cumulative effect of change in accounting principle	—	—	(0.10)	—

	$0.66	$0.55	$1.34	$1.16

Weighted average number of shares outstanding	46,299	47,060	46,306	47,071
Diluted:
Earnings per common share before cumulative effect of change in accounting principle	$0.65	$0.55	$1.43	$1.15
Cumulative effect of change in accounting principle	—	—	(0.10)	—

	$0.65	$0.55	$1.33	$1.15

Weighted average number of shares outstanding	46,602	47,201	46,589	47,234

BLYTH, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 31, 2002	October 31, 2001
Assets
Cash and Cash Equivalents	$37,303	$32,799
Accounts Receivable, Net	180,724	170,380
Inventories	214,127	224,523
Property, Plant & Equipment, Net	245,262	258,180
Other Assets	198,660	152,044

	$876,076	$837,926

Liabilities and Stockholders' Equity
Bank Debt	$45,155	$82,034
Senior Notes	10,714	14,286
Bond Debt	154,056	150,000
Other Liabilities	153,111	131,978
Stockholders' Equity	513,040	459,628

	$876,076	$837,926

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  Exhibit 99.1
BLYTH, INC. REPORTS RECORD 3rd QUARTER SALES AND EARNINGS Net Sales Increase 16%, E.P.S. Up 18% Versus Prior Year
BLYTH, INC. Consolidated Statement of Earnings (In thousands except per share data) (Unaudited)
BLYTH, INC. Consolidated Balance Sheets (In thousands) (Unaudited)